UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2008

DIEDRICH COFFEE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21203	33-0086628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Executive Park, Suite 200

Irvine, California 92614

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (949) 260-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 12, 2008, Diedrich Coffee, Inc. (the “Company”) received a staff deficiency letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq Marketplace Rule 4350(d)(2)(A) due to the vacancy created on the audit committee by the resignation of J. Russell Phillips from his position as a member of the Company’s audit committee in connection with his appointment as the Company’s Chief Executive Officer. Nasdaq Marketplace Rule 4350(d)(2)(A) requires each Nasdaq issuer to have at least three independent members on its audit committee. The Company previously disclosed Mr. Phillips’ resignation and the Company’s written notice to Nasdaq indicating that the Company’s audit committee consisted of only two members following Mr. Phillips’ resignation on a Form 8-K filed with the Securities and Exchange Commission on February 8, 2008 (“February 8 Form 8-K”).

Under Nasdaq Marketplace Rule 4350(d)(4), Nasdaq has provided the Company with a cure period in order to regain compliance with Nasdaq Marketplace Rule 4350. The Company has until the earlier of its next annual stockholders meeting or February 7, 2009 to evidence compliance with this requirement. If, however, the next annual stockholders meeting is held before August 5, 2008, then the Company must evidence compliance no later than August 5, 2008. As disclosed in the February 8 Form 8-K, the Company’s board of directors is searching for a qualified candidate to appoint as an additional director, who would serve on the audit committee.

On February 15, 2008, in accordance with Nasdaq Marketplace Rule 4803(a), the Company issued a press release regarding its receipt of the deficiency letter and the Nasdaq rules upon which such deficiency letter was based. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Diedrich Coffee, Inc., dated February 15, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2008	DIEDRICH COFFEE, INC.

	By:	/s/ Sean M. McCarthy
Sean M. McCarthy
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Diedrich Coffee, Inc., dated February 15, 2008